Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement (No. 333-253920) on Post-Effective Amendment No. 1 to Form F-1 of INSPIRA TECHNOLOGIES OXY B.H.N LTD. of our report dated April 30, 2021, except for note 20.5, which is dated June 4, 2021, relating to the financial statements of INSPIRA TECHNOLOGIES OXY B.H.N LTD.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv, Israel
October 27, 2021